PLAN AND AGREEMENT OF REORGANIZATION
                      ------------------------------------


         This Plan and Agreement of Reorganization (the "Agreement"), effective as of May 28, 1999, is entered into by and among Homeekers.com, Incorporated ("HomeSeekers.com"), a Nevada corporation having its principal executive offices at 2241 Park Place, Suite E, Minden, Nevada 89423, and the following named shareholders of Holloway Publications, Inc. (collectively, the "Shareholders"):

Name of Shareholder                 Address                            Number of Shares Owned
-------------------                 -------                            ----------------------
Steven H. Holloway                  13005 Andover Drive                             50
                                    Carmel, Indiana 46033-2419

Jacqueline J. Holloway              13005 Andover Drive                             50
                                    Carmel, Indiana 46033-2419

                                    RECITALS
                                    --------

         A. Shareholders are the owners of record of all of the issued and outstanding shares of the common stock of Holloway Publications, Inc. ("HPI"), an Indiana corporation having its principal executive office at 1132 South Rangeline Road, Suite 102, Carmel, Indiana 46032.

         B. HomeSeekers.com desires to purchase, and the Shareholders desire to sell all of the issued and outstanding shares of the common stock of HPI on the terms and subject to the conditions set forth in this Agreement.

                             TERMS OF THE AGREEMENT
                             ----------------------

         THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

SECTION 1.  EXCHANGE OF STOCK.

         1.1 Obligations of the Shareholders. On the closing date, as fixed below, the Shareholders shall deliver to HomeSeekers.com, indorsed certificates representing all of the outstanding shares of the common stock of HPI.

         1.2 Obligations of HomeSeekers.com. In exchange for those certificates, HomeSeekers.com shall deliver to Steven H. Holloway at the closing a certificate or certificates representing 75,436 shares of Common Stock of HomeSeekers.com and shall deliver to Jacqueline J. Holloway at the closing a certificate or certificates representing an additional 75,436 shares of Common Stock of HomeSeekers.com.

SECTION 2. CLOSING. The closing of the exchange shall take place on or before June 10, 1999, at 9:00 a.m., at 501 Hammill Lane, Reno, Nevada 89511, subject to change by mutual agreement of the parties (the "Closing Date").

SECTION 3. COVENANTS OF HOMESEEKERS.COM. HomeSeekers.com represents, covenants, and warrants to the Shareholders as follows:

         3.1 Corporate Status. HomeSeekers.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

         3.2 Corporate Power and Authority. HomeSeekers.com has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. HomeSeekers.com has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 Enforceability. This Agreement has been duly executed and delivered by HomeSeekers.com and constitutes a legal, valid and binding obligation of HomeSeekers.com, enforceable against HomeSeekers.com in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 HomeSeekers.com Common Stock. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing HomeSeekers.com Shares as provided in this Agreement, HomeSeekers.com Shares will be validly issued, fully paid and non-assessable. The issuance of HomeSeekers.com Shares will be entitled to the registration rights set forth in
Section 11 of this Agreement.

         3.5 Capitalization. As of the date of this Agreement, HomeSeekers.com is authorized to issue fifty million (50,000,000) shares of HomeSeekers.com Common Stock and five million (5,000,000) shares of Series A Convertible Stock. As of December 31, 1998, seven million nine hundred twenty-four thousand three hundred twenty-nine (7,924,329) shares of HomeSeekers.com Common Stock were validly issued and outstanding and six hundred fifty-seven thousand (657,000) shares of Series A Convertible Stock were issued and outstanding.

SECTION 4.  WARRANTIES AND COVENANTS OF THE SHAREHOLDERS.  The
Shareholders jointly and severally represent, warrant, and covenant to HomeSeekers.com that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section), except as set forth in the specific disclosures delivered by the Shareholders to HomeSeekers.com on the date of this Agreement and included in an exhibit to this Agreement. Nothing in any exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the specific exhibit identifies the exception with particularity and describes the relevant facts in detail.

         4.1 Ownership of Stock. Each of the Shareholders is the owner of record, free and clear of any co-ownership interests, liens, pledges, encumbrances, agreements, equities, options, claims, security, interests, restrictions, or charges (except as required by this Agreement), of the number of fully paid and nonassessable shares of the common stock of HPI, set forth opposite his or her name in the Recital. Upon the exchange of stock at the Closing, HomeSeekers.com will acquire valid title to all of the issued and outstanding shares of HPI, free and clear of any and all liens, pledges, encumbrances, charges, security, interests, restrictions, agreements or claims.

         4.2 Capital Structure. As of the date of this Agreement, HPI is authorized to issue one thousand (1,000) common shares, of which one hundred
(100) are issued and outstanding. No options are currently outstanding for the purchase of any shares of HPI's stock. The Shareholders have provided HomeSeekers.com and its legal counsel with a complete and accurate list of (a) all issuances of capital stock by HPI, (b) the names and addresses of all holders of HPI capital stock, together with the number and type of shares held by each holder. HPI is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no agreements or understandings to which HPI or any of the Shareholders is a party or, to the knowledge of the Shareholders, any other agreements or understandings, with respect to the transfer or voting of shares of the HPI capital stock. There are no dividends declared and unpaid on any of the common shares of HPI.

         4.3 Corporate Organization. HPI is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. HPI is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of HPI taken as a whole (collectively, "HPI's Business"). The minute books of HPI, as made available to HomeSeekers.com, contain complete and accurate records of all corporate action taken by HPI since its respective date of incorporation. The Shareholders have delivered to HomeSeekers.com complete and correct copies of the Articles of Incorporation and Bylaws (or other organizational or charter documents) of HPI, in each case as amended to the date hereof.

         4.4 Subsidiaries. HPI does not own any shares of capital stock or other interest or investment (whether equity or debt), direct or indirect, in any company, partnership or other organizational enterprise. As used in this Agreement, the term "Subsidiary" means a "subsidiary" as defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         4.5 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("Governmental Entity") is required on the part of the Shareholders or HPI in order (a) to permit the Shareholders to perform their obligations under this

Agreement or (b) to prevent the termination of any right, privilege, license or agreement of HPI, or to prevent any loss to HPI's Business, by reason of the transactions contemplated by this Agreement.

         4.6 No Conflict. Except as respects HPI's obligations to Huntington National Bank under a line of credit (the "HNB Line of Credit Obligations") and except as respects HPI's obligations to Huntington National Bank and the United States Small Business Administration under a term loan issued on September 20, 1998 (the "Term Loan Obligations"), neither the execution, delivery and performance of this Agreement by the Shareholders nor the consummation by the Shareholders of the transactions contemplated hereby will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of HPI's Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to HPI's Business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which the Shareholders, HPI or any of its assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of HPI, (e) adversely affect any franchise, license, permit or other governmental approval which is material to HPI's Business or is necessary to enable HPI to carry on its business as presently conducted or is required of any employee or agent of HPI to enable each of them to carry out such person's duties on behalf of HPI or (f) require the consent of any third party.

         4.7 Financial Statements; Absence of Undisclosed Liabilities.

                  (a) The Shareholders have furnished HomeSeekers.com with the balance sheets of HPI as of December 31, 1994, 1995, 1996, 1997 and 1998, and the related income statements for each of the years in the five-year period ended December 31, 1998, together with the related reports of its independent public accountants, and the unaudited balance sheet and related income statement for the three month period ended March 31, 1999 (collectively, the "HPI Financial Statements"). HPI Financial Statements (i) are in accordance with the respective books of HPI; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (iii) present fairly the consolidated financial position of HPI as of the respective dates thereof and the results of operations of HPI for the respective periods indicated therein; and (iv) do not reflect any material items of nonrecurring income except as stated therein. During the three-year period ended December 31, 1998, there has been no change in HPI's accounting principles, methods or policies, except as described in the notes to HPI Financial Statements and except that the unaudited interim financial statements
(A) are subject to normal year-end audit adjustments which are not expected to be material in the aggregate and (B) do not include footnotes.

                  (b) Except for a claim for certain state sales and/or use tax (the "Sales Tax Claim") by the Indiana Department of Revenue (the "Department"), which is described in Exhibit 4.10, HPI has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were not disclosed or provided for in HPI Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under generally accepted accounting principles and liabilities incurred since December 31, 1998, which are not individually or in the aggregate, material to HPI's Business. Except as respects the Sales Tax Claim, all reserves set forth on HPI Financial Statements or the notes thereto were adequate and there are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were not adequately provided for in HPI Financial Statements or reflected in the notes thereto.

                  (c) The accounts receivable of HPI shown on the HPI Financial Statements at December 31, 1998 are collectible in the ordinary and usual course of business, and are not subject to any defense or right of set-off that may be asserted or any claim of set-off that may be made, other than as reflected in the allowance for doubtful accounts shown on the balance sheet contained in the HPI Financial Statements at December 31, 1998. The reserve for doubtful accounts is adequate, and the values at which accounts receivable are carried on such December 31, 1998 balance sheet reflect the policies of HPI consistent with HPI's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

                  (d) HPI makes and keeps accurate books and records reflecting in all material respects its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded to permit preparation of HPI's financial statements and to maintain accountability in all material respects for the assets of HPI, (iii) access to the assets of HPI are permitted only in accordance with management's authorization, and (iv) the recorded accountability of the assets of HPI is compared with existing assets at reasonable intervals.

         4.8 Absence of Changes. Except as respects the Sales Tax Claim, since December 31, 1998 (a) there has been no material adverse change in HPI's Business or any development known to the Shareholders that is reasonably expected to cause a material adverse change in HPI's Business; (b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to HPI's Business; (c) there has been no change by HPI in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) there has been no revaluation by HPI of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (e) HPI has conducted its business only in the ordinary course consistent with past practice; and (f) no event described in
Section 5.2 of this Agreement has occurred.

         4.9      Contracts and Commitments.

                  (a) Exhibit 4.9 hereto describes all contracts and commitments to which HPI is a party. Other than as disclosed, HPI is not a party or subject to:

                           (i) Any employment contract or arrangement, written
or oral, providing for future compensation with any officer, consultant, director or employee which is not terminable by it on thirty (30) days' notice or less without penalty or obligation to make payments related to such termination;

                           (ii) Any plans, contracts or arrangements, written or
oral, which collectively require aggregate payments by HPI in excess of $10,000 for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                           (iii) Any joint marketing, joint development or joint
venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                           (iv) Any existing OEM agreement, distribution
agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1998 exceeded, or is expected to exceed in 1999 or any subsequent year, $10,000 or pursuant to which HPI has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;

                           (v) Any lease for real or personal property pursuant
to which the amount of payments which HPI is required to make on an annual basis exceeds $10,000;

                           (vi) Any agreement, contract, mortgage, indenture,
lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;

                           (vii) Any loan, sale of debt securities, purchase
money obligation, conditional sale, guarantee, indemnification or otherwise, in excess of $10,000;

                           (viii) Any license agreement, either as licensor or
licensee;

                           (ix) Any contract containing covenants purporting to
limit HPI's freedom to compete in any line of business or in any geographic area or with any third party;

                           (x) Any agreement, contract or commitment relating to
capital expenditures and involving future obligations in excess of $10,000; or

                           (xi) Any other agreement, contract or commitment
which is material to HPI's Business.

                  (b) Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which HPI is a party is listed in Exhibit 4.9 and is valid and binding on HPI and is in full force and effect, and neither HPI nor, to the knowledge of HPI, any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                  (c) None of the 20 largest customers of HPI during the twelve months ended December 31, 1998 (determined on the basis of both revenues and bookings during such period) has reduced or terminated, or has notified HPI in writing that it intends to reduce or terminate, the amount of its business with HPI.

                  (d) There is no agreement, judgment, injunction, order or decree binding upon HPI which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of HPI, any acquisition of material property by HPI, or the conduct of business by HPI as currently conducted or as proposed to be conducted by HPI.

         4.10 Legal Proceedings. Except for the Sales Tax Claim which is described in Exhibit 4.10, HPI is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be materially adverse to HPI's Business, or (b) any provision of the Articles of Incorporation or Bylaws (or other organizational or charter document) of HPI. Except for the Sales Tax Claim, there is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to HPI or its assets or business ("HPI Legal Proceedings") pending or, to the knowledge of HPI, threatened and, to the knowledge of HPI, there are no claims (including unasserted claims as to which there has been a manifestation by a potential claimant of an awareness of such claim or it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to HPI or its assets or business, which pending or threatened HPI Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a material adverse effect on HPI's Business. There is no HPI Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. There are no existing liabilities that require HPI to indemnify its officers and directors for acts or omissions by such persons or existing agreements to provide indemnification for such liabilities. Exhibit 4.10 sets forth with respect to each HPI Legal Proceeding, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $10,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

         4.11     ERISA Matters.

                  (a) Exhibit 4.11 lists, with respect to HPI and any trade or business (whether or not incorporated) which is treated as a single employer with HPI (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of HPI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of HPI of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of HPI (together, the "HPI Employee Plans").

                  (b) The Shareholders have furnished to HomeSeekers.com a copy of each of the HPI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each HPI Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any HPI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Shareholders have also furnished HomeSeekers.com with the most recent Internal Revenue Service determination letter issued with respect to each such HPI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any HPI Employee Plan subject to Code Section 401(a).

                  (c) (i) None of the HPI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any HPI Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each HPI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and HPI and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the HPI Employee Plans; (iv) neither HPI nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the HPI Employee Plans; (v) all material contributions required to be made by HPI or any ERISA Affiliate to any HPI Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each HPI Employee Plan for the current plan years; (vi) with respect to each HPI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no HPI Employee Plan is covered by, and neither HPI nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each HPI Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, HPI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such HPI Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of HPI is threatened, against or with respect to any such HPI Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither HPI nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi employer plan" as defined in
Section 3(37) of ERISA.

                  (d) With respect to each HPI Employee Plan, HPI has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of HPI or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by HPI or any ERISA Affiliate relating to, or change in participation or coverage under, any HPI Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in HPI's financial statements.

         4.12     Taxes.

                  (a) For purposes of this section and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                           (i) The term "Taxes" shall mean all taxes, however
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (A) or (B) as a result of any obligation to indemnify another person.

                           (ii) The term "Returns" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                           (iii) The term "Code" shall mean the Internal Revenue
Code of 1986, as amended.

                  (b) Except as respects Returns, Taxes and potential liability of HPI relating to the Sales Tax Claim, the following provisions of this Section 4.12(b) are accurate and true.

                           All Returns required to be filed by or on behalf of
HPI have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of HPI under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by HPI with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. HPI has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup with holding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of HPI with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that HPI is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. HPI has not at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. The amount of HPI's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of HPI has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business.

                  (c) To the extent requested by HomeSeekers.com, the Shareholders have made available to HomeSeekers.com true and complete copies of
(i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of HPI relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including HPI for all periods ending on and after December 31, 1998. Exhibit 4.12(c) sets forth a list of all of the Returns referred to in clause (ii). HPI does not do business in or derive income from any state other than states for which Returns have been duly filed and made available to Purchaser.

                  (d) Except as set forth on Exhibit 4.12(d), the Returns of or including HPI have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to HPI's knowledge, pending (either in writing or verbally, formally or informally). Except as set forth on Exhibit 4.12(d), no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of HPI, and HPI has not received notice (either in writing or verbally, formally or informally) and does not expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Except as set forth on Exhibit 4.12(d), HPI is not a party to any action or proceeding for assessment or collection of Taxes, and such event has not been asserted or threatened (either in writing or verbally, formally or informally) against HPI or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of HPI. HPI has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                  (e) HPI is not (and has not ever been) a party to any tax sharing agreement.

                  (f) HPI is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and HomeSeekers.com is not required to withhold tax by reason of Section 1445 of the Code. HPI is not a "consenting corporation" under Section 341(f) of the Code. HPI has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to HPI pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. HPI has not agreed to, and is not required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and HPI will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date. HPI is not, and has not been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. HPI is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                  (g) HPI has no net operating losses and credit carryovers or other tax attributes that are currently subject to limitation under Sections 382, 383 or 384 of the Code (or comparable provisions of state tax law).

         4.13     Intellectual Property.

                  (a) HPI owns or has the exclusive right to use, make, sell, license, or sublicense and bring actions for infringement of all HPI Products (as defined below) and Intellectual Property Rights (as defined below) developed by or for HPI or that are used or currently proposed to be used in the business of HPI as currently conducted or proposed to be conducted. All of the HPI Products and HPI Intellectual Property Rights are owned by HPI free and clear of any rights or claims of any former employees, consultants, officers and directors of HPI and former employers of all current and former employees, consultants, officers and directors of HPI. The methods of manufacture for the HPI Products constitute trade secrets of HPI that are presently valid and protectable, and are not part of the public knowledge or literature. All taxes and fees, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the HPI Intellectual Property Rights, due and payable on or before the date hereof, have been paid by HPI.

                  (b) HPI's current products and products under development are listed on Exhibit 4.13 (collectively, "HPI's Products"). No person has a license to make, use or distribute or the right to acquire such a license with respect to any current or future version of any HPI Product or any HPI Product that is under development, and no agreement to which HPI is a party will restrict HomeSeekers.com from charging customers for any such new version. No agreement for the support or maintenance of HPI Products obligates HPI, or would obligate HomeSeekers.com after the Closing Date to provide any improvement, enhancement, change in functionality or other alteration in the performance of the HPI Products.

                  (c) No person has a right to receive a royalty or other payment in respect of any HPI Product or HPI Intellectual Property Rights whether or not pursuant to any contractual arrange ments entered into by HPI. HPI has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any HPI Product or HPI Intellectual Property Rights.

                  (d) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby (including without limitation the continued conduct by HomeSeekers.com after the exchange of stock contemplated in this Agreement and the incorporation of any HPI Product or HPI Intellectual Property Right in any product of HomeSeekers.com or HPI) will not breach, violate or conflict with any instrument or agreement governing any such HPI Product or HPI Intellectual Property Right necessary or required for, or used in, the conduct of the business of HPI as presently conducted or as proposed to be conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such HPI Product or HPI Intellectual Property Right or in any way impair the right of HomeSeekers.com to use, sell, license or dispose of, either as part or all of an HPI Product or subsequent to the Closing Date as part or all of a product of HomeSeekers.com or HPI, or to bring any action for the infringement of, any such HPI Product or HPI Intellectual Property Right or portion thereof.

                  (e) The development, manufacture, marketing, license, sale or use of any HPI Product or HPI Intellectual Property Right does not and will not violate any license or agreement to which HPI is a party or infringe any Intellectual Property Right of any other party; there is no pending or, to the knowledge of HPI, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property Right necessary or required for, or used in, the conduct of the business of HPI as presently conducted nor, to the knowledge of HPI, is there any basis for any such claim, nor has HPI received any notice asserting that any such Intellectual Property Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of HPI, is there any basis for any such assertion. To HPI's knowledge, there is no infringement on the part of any third party of HPI's Intellectual Property Rights.

                  (f) HPI has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all employees of HPI, other than Steven H. Holloway, with access to or knowledge of HPI's Intellectual Property Rights) to maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights necessary or required for, or used in, the conduct of HPI's Business. All employees of HPI except for Steven H. Holloway that have had access to any material portion of the HPI Intellectual Property Rights are parties to a written agreement under which each such person or entity is obligated to maintain the confidentiality of proprietary information of HPI. To HPI's knowledge, none of HPI's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to use their best efforts to promote the interests of HPI in the HPI Business or that would conflict with the HPI Business. It is currently not necessary nor will it be necessary for HPI to utilize in the HPI Business nor will HPI utilize in the HPI Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with HPI, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by HPI, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such person or entity is a party or to which any of such assets or rights may be subject, except to the extent that such utilization would not have a material adverse effect on the HPI Business. None of HPI's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to HPI's Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his previous employer relating to the business as conducted of such previous employer which has resulted in HPI's access to or use of such proprietary items in HPI's Business, and HPI will not gain access to or make use of any such proprietary items in HPI's Business, except to the extent that any such activities would not have a material adverse effect on HPI's Business.

                  (g) Exhibit 4.13 sets forth a complete list of all licenses, sublicenses and other agreements as to which HPI is a party and pursuant to which HPI or any other person is authorized to use, license, sublicense, sell or distribute any Intellectual Property Right and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. HPI is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair HPI's rights under such license, sublicense or agreement.
Exhibit 4.13 separately identifies each exclusive arrangement between HPI and any third party to use, license, sublicense, sell or distribute any HPI Intellectual Property Right or any HPI Product.

                  (h) Exhibit 4.13 contains a complete and accurate list of all applications, filings and other formal actions made or taken (including any results thereof) pursuant to federal, state, local and foreign laws by HPI to perfect or protect its interest in HPI Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright registrations. As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, domestic and foreign patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, licenses, know-how, trade secrets, trade rights, proprietary processes and formulae, inventions, development tools, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, and all documentation and media relating to the above, and the term "HPI Intellectual Property Right" shall mean Intellectual Property Rights owned by or granted exclusively or nonexclusively to HPI.

         4.14     Environmental Matters.

                  (a) The operations of HPI comply in all material respects with all federal, state and local environmental, health and safety laws, statutes and regulations.

                  (b) The operations of HPI are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation.

                  (c) The operations of HPI are not the subject of any federal or state investigation pursuant to which HPI has been ordered to respond to a release of any hazardous or toxic waste, substance or constituent or other substance, into the environment in violation of law.

                  (d) HPI has not filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance, into the environment except in accordance with applicable law.

                  (e) HPI has not released, as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), any hazardous substance as defined therein into the environment.

                  (f) None of the operations of HPI involve the generation, transportation, treatment or disposal as defined under 40 C.F.R. Parts 260-270 or any state equivalent of hazardous waste as defined therein requiring a Part B permit or designation of "interim status".

                  (g) No underground storage tanks or surface impoundments are on the premises of HPI.

                  (h) No lien in favor of any governmental authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a hazardous or toxic waste, substance or constituent or other substance, into the environment has been filed or attached to the premises currently owned by HPI.

                  (i) All material permits necessary for the continued conduct of the business of HPI or the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation or removal of any hazardous or toxic waste, substance or constituent or other substance have been obtained by HPI. All such permits are valid and in full force and effect and will survive the Closing without modification. HPI has complied in all material respects with all covenants and conditions of any permits and no circumstances exist which could cause any permit to be revoked, modified or rendered non-renewable upon the payment of the permit fee or which could impose upon HomeSeekers.com or HPI the obligation to obtain any additional permits.

                  (j) HPI has not exposed any persons in a material manner to, nor received notice of any claim of injury due to exposure of any person to, hazardous materials manufactured, stored, used, distributed, disposed of, released or controlled by HPI.

                  (k) No hazardous materials are present on any property which has been owned, leased or occupied by HPI, for the conduct of its business in violation of any federal, state or local law and which could result in a material financial liability to HPI.

                  (l) No claim, complaint, or administrative proceeding has been brought or is currently pending against HPI relating to any liability of HPI existing or threatened with respect to hazardous or toxic waste, substances or constituents or other substances or as to the investigation or remediation of hazardous or toxic waste, substances or constituents or other substances.

         As used herein the phrase "federal, state and local environmental, health and safety laws, statutes or regulations" means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international governmental authority or agency which has jurisdiction over any portion of the current operations of HPI, which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

         As used herein, "hazardous or toxic waste, substance or constituent or other substance" means those substances which are regulated by or form the basis of liability under any federal, state and local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

         4.15 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of HPI, under any Plan or otherwise, (b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         4.16 Interests of Officers and Directors. No officer or director of HPI or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to HPI any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which HPI is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to HPI's Business, including any interest in the HPI Intellectual Property Rights.

         4.17 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon HPI which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of HPI, any acquisition of property by HPI or the conduct of business by HPI as currently conducted or as currently proposed to be conducted by HPI.

         4.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) Exhibit 4.18 lists all facilities occupied by HPI since HPI's incorporation, and indicates the nature of HPI's interest in such facilities. Except as described in Exhibit 4.18 hereof, HPI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the HPI Financial Statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                  (b) The equipment owned or leased by HPI is, taken as a whole,
(i) adequate for the conduct of the business of HPI consistent with their past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (vi) above, as would not have been a material adverse effect on HPI's Business.

         4.19     Regulatory Matters; Governmental Licenses; Compliance with
Laws.

                  (a) HPI has obtained all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state or local and, to HPI's knowledge, foreign, laws, ordinances, governmental rules or regulations applicable to HPI and its business, including but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of HPI's products (including proposed products) and certification of its facilities. Except possibly as respects the Sales Tax Claim, HPI is in compliance with all federal, state or local and, to HPI's knowledge, foreign, laws, ordinances, governmental rules or regulations relating to its business and has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which HPI is a party or, to HPI's knowledge, pending or threatened relating to the operation of HPI's business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations, except respecting the Sales Tax Claim.

                  (b) Except possibly as respects the Sales Tax Claim, HPI is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which HPI is a party or is subject.

         4.20     Labor Matters.

                  (a) HPI is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. HPI has complied in all material aspects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. HPI has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which HPI is a party or involving HPI, and there is neither pending nor, to HPI's knowledge, threatened any investigation or hearing concerning HPI arising out of or based upon any such laws, regulations or practices. Except as is not material to HPI's Business, HPI has not given to or received from, and does not anticipate giving to or receiving from, any employee of HPI notice of termination of employment. No amounts will be payable (whether currently or in the future) to current or former officers, directors, or employees of HPI as a result of or in connection with the Agreement except as may be agreed to in writing by HomeSeekers.com in this Agreement or in an employment contract for Steven H. Holloway.

                  (b) HPI is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. HPI has not experienced any attempt by organized labor or its representatives to make HPI conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of HPI. To the knowledge of HPI and the Shareholders, there is no labor strike or labor disturbance pending or threatened against HPI nor is any grievance currently being asserted. HPI has not experienced a work stoppage or other labor difficulty.

         4.21 Questionable Payments. Neither HPI nor, to the Shareholders' knowledge, any director, officer, agent or other employee of HPI, has: (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of HPI; or (b) made any political contributions which would be lawful under the laws of the United States or the foreign country in which such payments were made. Neither HPI nor, to the Shareholders' knowledge, any director, officer, agent or other employee of HPI, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of HPI or with respect to any political contribution.

         4.22 Insurance. Exhibit 4.22 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by HPI. HPI is not in default under any of such policies or binders, and HPI has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to HPI or the Shareholders upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

         4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, the Shareholders agree to indemnify and hold harmless HomeSeekers.com from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which HomeSeekers.com or any of its directors, officers, partners, employees or representatives is responsible.

         4.24 Investment Representations. Each Shareholder hereby separately represents and warrants to HomeSeekers.com that:

                  (a) Such Shareholder has acquired sufficient information about HomeSeekers.com and HomeSeekers.com's business affairs and financial condition to reach an informed and knowledgeable decision to acquire the HomeSeekers.com Shares. The Shareholder is acquiring the HomeSeekers.com Shares for his or her own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                  (b) The Shareholder understands that the HomeSeekers.com Shares have not been registered under the Securities Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Shareholder's investment intent as expressed herein.

                  (c) By reason of the Shareholder's business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with HomeSeekers.com, the Shareholder has the capacity to protect his or her own interests in the acquisition of the HomeSeekers.com Shares.

                  (d) The Shareholder understands that the HomeSeekers.com Shares will constitute "restricted securities" under Rule 144 promulgated under the Securities Act, and that the Shareholder's ability to resell the HomeSeekers.com Shares (subject to the Shareholders rights under Section 11 of this Agreement) will be limited accordingly.

         4.25 Disclosure. No representation or warranty made by the Shareholders in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Shareholders or their representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of the Shareholders after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse effect on HPI's Business that has not been set forth in this Agreement or in the exhibits hereto. The Shareholders have provided copies to HomeSeekers.com of all documents and information requested by HomeSeekers.com pursuant to HomeSeekers.com's diligence requests.

SECTION 5.        INTERIM OPERATIONS; ADDITIONAL COVENANTS OF
                  SHAREHOLDERS.

         5.1 Regular Course of Business. Except as otherwise consented to in writing by HomeSeekers.com, prior to the Closing Date, the Shareholders represent, warrant, and covenant that HPI will conduct its business in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact their business organizations, keep available the services of their officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them.
 The Shareholders shall promptly notify HomeSeekers.com of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a material adverse effect on HPI's Business.

         5.2 Restricted Activities and Transactions. The Shareholders represent, warrant, and covenant that HPI will not enter into any transactions, prior to the Closing Date, other than in the ordinary course of business, and that the Shareholders will take such action as is necessary to insure that HPI will not enter into any such transactions, and in particular will not, without the prior written consent of HomeSeekers.com:

                  (a) create or incur any indebtedness other than unsecured current liabilities incurred in the ordinary course of business;

                  (b) grant or permit to arise any mortgage, deed of trust, security interest, lien, or encumbrance of any kind;

                  (c) sell, lease, or otherwise dispose of any of its assets other than merchandise inventories sold in the ordinary course of business;

                  (d) declare or pay any dividends other than consistent with past practice to declare and pay dividends to the current shareholders, or repurchase or redeem any of its shares, or establish a sinking fund or other reserve for such purpose;

                  (e) issue, sell, or grant options for the sale of any of its shares, whether or not previously authorized or issued;

                  (f) expend any funds for capital additions or improvements other than ordinary expenditures for maintenance, repairs, and replacements;

                  (g) acquire an interest in any other business enterprise, whether for cash or in exchange for the stock or other securities of HPI;

                  (h) increase the compensation paid to any of its officers or directors above the level paid on the date of this Agreement as set forth in
Exhibit 5.2 or agree to pay to any of its officers or employees any bonus, severance pay, or pension, whether under an existing compensation or deferred compensation plan, or otherwise;

                  (i) propose, adopt or permit an amendment of HPI's Articles of Incorporation or HPI's Bylaws;

                  (j) make or permit any material amendments or termination of any material contract, agreement, license or other right to which it is a party;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the HPI Financial Statements;

                  (l) except in the ordinary course of business, enter into or agree to enter into any transaction material to HPI's Business;

                  (m) transfer or license to any person or entity, or otherwise extend, amend or modify, any rights to the HPI Intellectual Property Rights;

                  (n) change the accounting methods or practices followed by HPI, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method, file any material Return or any amendment to a material Return, and except as respects the Sales Tax Claim, enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of HomeSeekers.com, which consent will not be unreasonably withheld (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean such an item reflecting a Tax Liability in excess of $10,000); or

                  (o) take any action that would result in any of the representations and warranties of HPI set forth in this Agreement becoming untrue;

         5.3 No Default or Violation. Except as otherwise consented to in writing by HomeSeekers.com, prior to the Closing Date, the Shareholders represent, warrant, and covenant that HPI will use its best efforts not to (a) violate, or commit a breach of or a default under, any contract, agreement, lease, license, mortgage or commitment to which it is a party or to which any of its assets may be subject or (b) violate any statute, regulation, ordinance, writ, injunction, order, judgment or decree, or any other requirement of any governmental body or court, applicable to its assets or business, the effect of which in any such case in clauses (a) or (b) would be materially adverse to HPI's Business.

         5.4 Taxes; Consent. The Shareholders represent, warrant, and covenant that HPI will prepare and timely file all Returns and amendments thereto required to be filed by it on or before the Closing Date. HomeSeekers.com shall have a reasonable opportunity to review all Returns and amendments thereto and to approve such Returns (which approval shall not be unreasonably withheld). HPI shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of HPI. Between the date of this Agreement and the Closing Date, HPI shall give HomeSeekers.com and its authorized representatives full access to all properties, books, records and Returns of or relating to HPI, whether in possession of HPI or third-party professional advisors or representatives in order that HomeSeekers.com may have full opportunity to make such investigations as it shall desire to make of the affairs of HPI. HPI shall ensure that all third-party advisors and representatives of HPI, including without limitation accountants and attorneys, fully cooperate and be available to HomeSeekers.com in connection with such investigation. HPI shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to HPI and shall ensure that any such agreements are of no further force or effect as to HPI on and after the Closing Date.

         5.5 Advice of Changes. The Shareholders will promptly advise HomeSeekers.com in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of HPI contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate or (b) any material adverse change in HPI's Business.

         5.6 Consents, Approvals and Filings. The Shareholders will use their best efforts to comply as promptly as practicable with any necessary governmental requirements and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Entities.

         5.7 Due Diligence; Access to Records and Properties. HomeSeekers.com may, prior to the Closing Date, through its employees, agents and representatives, continue to conduct or cause to be conducted a detailed review of the business, financial condition, properties, assets, books and records of HPI. The Shareholders agree to assist HomeSeekers.com in conducting such review and investigation and will provide, and will cause its independent public accountants to provide (subject to HomeSeekers.com's agreement to any hold-harmless or indemnity reasonably required by such independent public accountants), HomeSeekers.com and its employees, agents and representatives full access to, and complete information concerning all aspects of the business of HPI, including its books, records (including Returns filed or in preparation), personnel and premises, the audit work papers and other records relating to HPI of its independent public accountants. If the results of HomeSeekers.com's due diligence review are not satisfactory to HomeSeekers.com in its sole discretion, then HomeSeekers.com may elect not to close the transactions contemplated by this Agreement. Neither any investigation by HomeSeekers.com nor the receipt by HomeSeekers.com of any data or information from HPI, its independent public accountants and other representatives or advisors will affect the right of HomeSeekers.com to rely on the representations, warranties or covenants of the Shareholders or the right of HomeSeekers.com to terminate this Agreement as provided in Section 13.1 hereof.

         5.8 Reorganization. From and after the date hereof and until the Closing Date, The Shareholders represent, warrant, and covenant that HPI will not, and HPI will use its reasonable best efforts to cause the HPI Affiliates not to, knowingly take any action, that would jeopardize qualification of the exchange of stock contemplated in this Agreement as a reorganization within the meaning of Section 368 of the Code. From and after the date hereof and until the Closing Date, the Shareholders represent, warrant and covenant that neither HPI nor any HPI affiliate will knowingly fail to take any action which is reasonable and not materially burdensome to HPI or its shareholders if such failure would jeopardize qualification of the exchange of stock contemplated in this Agreement as a reorganization within the meaning of Section 368 of the Code.

SECTION 6.  CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES.

         6.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Sections 9 and 10 of this Agreement. The Shareholders shall cause HPI to comply with all of the covenants of HPI under this Agreement.

         6.2 Investment Intent. Each of the Shareholders represents that the shares of common stock of HomeSeekers.com being acquired by him or her under this Agreement are being acquired for investment purposes only, and not with a view to reselling the same or dividing participation in those shares with others. Each Shareholder represents that he or she has no present intent to resell or otherwise dispose of all or any part of the shares. The shares will not be held for any minimum period of time to take advantage of the long term capital gains provisions of the Code or any other applicable tax law, or to avoid registration requirements under the Securities Act of 1933 or any other applicable securities laws.

         6.3 Tax and Accounting Treatment. The parties hereto acknowledge and agree that while they desire that the exchange of stock contemplated hereby be treated for accounting purposes as a purchase and (at least with respect to the HomeSeekers.com Common Stock acquired hereunder) for tax purposes as a tax-free reorganization under Section 368 of the Code, each person shall be solely responsible for the tax and accounting consequences of this Agreement to such party.

         6.4 Confidentiality; Publicity. The Shareholders and HPI shall not disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior written approval of HomeSeekers.com.

         6.5 No Other Discussions. The Shareholders, HPI and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, the Business or the properties of HPI (whether by merger, consolidation, sale of stock, sale of assets, or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Shareholders will immediately notify HomeSeekers.com if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

         6.6 Covenant not to Compete. Each Shareholder agrees that for the period of two and one half years immediately following the termination of the Employment Agreement to which Paragraph 6.11 of this Agreement refers, the Shareholder shall not, directly or indirectly:

                  (a) alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or security holder, of any Person, engage in any business activity in any jurisdiction in the United States of America or any other country in the world the ("Restricted Territory") that directly or indirectly competes with HomeSeekers.com and/or HPI, as their businesses are constituted on the Closing Date; provided, however, that the beneficial ownership of less than one percent (1%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

                  (b) call upon any person who is, at that time, an employee of HomeSeekers.com or their Affiliates in a management capacity for the purpose or with the intent of enticing such employee away from or out of the employ of HomeSeekers.com or their Affiliates;

                  (c) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of HomeSeekers.com or their Affiliates for the purpose of soliciting or selling products or services directly competitive with any business in which HPI, HomeSeekers.com or their Affiliates was engaged on the Closing Date;

                  (d) call upon any prospective acquisition candidate, on the Shareholders' own behalf or on behalf of any competitor in any business in which HomeSeekers.com and/or HPI is engaged on the Closing Date, which candidate was either called upon by HomeSeekers.com or any of its Affiliates, or for which HomeSeekers.com or any of its Affiliates made an acquisition analysis, for the purpose of acquiring such entity; or

                  (e) disclose customers, whether in existence or proposed, of HPI to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

The Shareholders agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect HomeSeekers.com and HPI. The parties intend that the covenants contained in this Section shall be construed as a series of separate covenants, (a) one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory, and, within such territorial divisions, (b) one for each month to which the Shareholder is bound by such covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Section should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws. The Shareholders further agree and acknowledge that any breach of this Section will cause irreparable injury to HomeSeekers.com and HPI and upon any breach or threatened breach of any provision of this Section, HomeSeekers.com and HPI shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which HomeSeekers.com or HPI may have as a result of such breach, including the right to seek monetary damages.

         6.7 Termination of Bonus Arrangements. All existing bonus plans or incentive compensation arrangements between HPI and its employees shall have been canceled prior to the Closing.

         6.8 Trading in HomeSeekers.com Common Stock. Except as otherwise expressly consented to by HomeSeekers.com, from the date of this Agreement until the Closing Date, neither the Shareholders nor any of its Affiliates will directly or indirectly purchase or sell (including short sales) any shares of HomeSeekers.com Common Stock in any transactions effected on Nasdaq or otherwise. The Shareholders agree that for a period of one hundred eighty (180) days after the Closing Date, the Shareholders will not directly or indirectly sell or purchase or enter into any agreement, contract or arrangement to sell or purchase any put or call options or other derivative securities (including shorts sales) with respect to HomeSeekers.com Common Stock (including, without limitation, HomeSeekers.com Shares) or enter into any other agreements, contracts or arrangements providing for the alteration of the Shareholder's investment risk with respect to any shares of HomeSeekers.com Common Stock; provided that nothing in this paragraph will be deemed to limit or prohibit the Shareholders from exercising their rights under Section 11 o f this Agreement.

                  6.9 Indebtedness to Huntington National Bank, the Law Firm of Hall, Render, Killian, Health & Lyman, P.S.C., and Steven H. Holloway. The Shareholders covenant and agree that, on the Closing Date, (a) the indebtedness of HPI to Huntington National Bank ("HNB") respecting a loan guaranteed in part (75%) by the Small Business Administration the ("SBA") shall not exceed $329,206; (b) the indebtedness of HPI to HNB respecting the line of credit shall not exceed $70,000; (c) the indebtedness of HPI to Hall, Render, Killian, Health & Lyman, P.S.C. (the "Law Firm") shall not exceed $62,000; and (d) the indebtedness of HPI to Steven H. Holloway shall not exceed $26,000. It is agreed that the indebtedness of HPI to HNB respecting the loan guaranteed in part by the Small Business Administration, the indebtedness of HPI to HNB respecting the line of credit, the indebtedness of HPI to the Law Firm, and the indebtedness of HPI to Steven H. Holloway, are all bona fide, legitimate debts of HPI and of each of which HPI is, and at the time of Closing will be, the obligator. HomeSeekers.com will ensure that HPI pays both the aforementioned indebtedness of HPI to the Law Firm and the aforementioned indebtedness of HPI to Steven H. Holloway at or shortly after the closing

         If on the closing Date, the indebtedness of HPI to HNB on the loan guaranteed in part by the SBA exceeds $329,206.12; the indebtedness of HPI to HNB respecting the line of credit exceeds $70,000; the indebtedness of HPI to the Law Firm exceeds $62,000; or the indebtedness of HPI to Steven H. Holloway exceeds $26,000, then HomeSeekers.com shall be entitled to indemnifiable damages in any such excess amount or if such excess amount is known on the Closing Date, to reduce the amount of consideration payable for the shares, as described in
Section 1.2 hereof, by the amount of such excess amount and tender to the Shareholders a number of shares of common stock of HomeSeekers.com reduced appropriately to reflect such excess amount, with each such share of common stock of HomeSeekers.com to be valued for this purpose at $6.62813.

         6.10 Indebtedness. The Shareholders covenant and agree that the indebtedness of HPI for borrowed money including trade payables, (excluding the indebtedness of HPI to HNB the Law Firm and Steven H. Holloway), whether to a bank or to another Person, including without limitation the current portion of long term debt of HPI, shall not exceed One Hundred Fifty-Six Thousand Dollars ($156,000) on the Closing Date. If the indebtedness of HPI on the Closing Date exceeds One Hundred Fifty-Six Thousand Dollars ($156,000) (excluding the indebtedness of HPI to HNB, the Law Firm and Steven H. Holloway), then HomeSeekers.com shall be entitled to indemnifiable damages in any such excess amount, or if such excess amount is known on the closing Date, to reduce the amount of consideration payable for the shares as described in Section 1.2 hereof, by the amount of such excess amount and tender to the Shareholders a number of shares of common stock of HomeSeekers.com reduced appropriately to reflect such excess amount, with each such share of common stock of HomeSeekers.com to be valued for this purpose at $6.62813.

         6.11 Employment Agreement. Prior to or at the Closing, HomeSeekers.com and Steven H. Holloway shall execute an employment agreement in the form attached as Exhibit 6.11 hereto.

SECTION 7.  INDEMNIFICATION.

         7.1(a) Agreement by Shareholders to Indemnify. Each of the Shareholders agrees to jointly and severally indemnify and hold harmless HomeSeekers.com and its Affiliates, officers, directors, and agents thereof (collectively, the "Indemnified Parties") against any and all loss, damage, cost, and expense (including, without limitation, attorneys' fees) that the Indemnified Parties may sustain as a result of (i) any inaccurate representation or the breach of any warranty or covenant made by the shareholders in this Agreement; (ii) any inaccuracy in any certificate delivered by the Shareholders pursuant to this Agreement, or (iii) any excess amount of indebtedness described in Sections 6.9 and 6.10 of this Agreement. If it is determined, as provided, that any of the Indemnified Parties is entitled to indemnification, each of the Shareholders shall be jointly and severally liable to indemnify the Indemnified Parties.

         7.1(b) Agreement Respecting Responsibility for Sales Tax Claim. After the Closing Date, the Shareholders shall indemnify HomeSeekers.com and its Affiliates for all amounts which are determined to be owing and payable, by reason of settlement or judgment, to the Department with respect to the Sales Tax Claim. After the Closing Date, the Shareholder, Steven H. Holloway, shall be permitted to control the negotiations and any litigation between HPI and the Department and no settlement shall be made with the Department and no payment shall be made to the Department without the prior written consent of Steven H. Holloway or, if he is legally incompetent or deceased, then either his successor (guardian, power of attorney or executor as the case may be) or Jacqueline J. Holloway, or if each of Steven H. Holloway and Jacqueline J. Holloway is legally incompetent and/or deceased, then by the oldest living child of Steven H. and Jacqueline J. Holloway.

         All attorney fees, accountants fees and other out-of-pocket expenses related to the negotiations or litigation of any dispute relating to the Sales Tax Claim shall be paid by the Shareholders. The Shareholders shall be entitled to select all attorneys and accountants which are to be engaged by HPI to represent HPI in connection with any such dispute.

         7.2 Survival of Representations and Warranties. Each of the representations and warranties made by the Shareholders in this Agreement or pursuant hereto shall survive the Closing of the transactions contemplated hereby. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

SECTION 8.  INTENTIONALLY LEFT BLANK.

SECTION 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF
            HOMESEEKERS.COM. The obligations of HomeSeekers.com are subject to the following conditions:

         9.1 Tender of Stock. There shall be tendered for exchange by the Shareholders, on or before the Closing Date, certificates representing all of the issued and outstanding shares of the common stock of HPI in a form approved by counsel for HomeSeekers.com.

         9.2 Accuracy of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement shall be true as of the Closing Date with the same force and effect as though made at that time, and the Shareholders shall execute and deliver to HomeSeekers.com a certificate to that effect in form and substance satisfactory to counsel for HomeSeekers.com.

         9.3 Compliance with Obligations. The Shareholders shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, and the Shareholders shall execute and deliver to HomeSeekers.com a certificate to that effect in form and substance satisfactory to counsel for HomeSeekers.com.

         9.4 Resignations. All directors and officers of HPI requested by HomeSeekers.com in writing to do so at least 10 days prior to the Closing Date shall have tendered their resignations effective as of the Closing Date.

         9.5 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change of HPI or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of HPI or the Business, and (iii) none of the Assets shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to HomeSeekers.com a certificate to that effect, dated as of the Closing Date and signed by HPI and the Shareholders.

         9.6 Corporate Certificate. The Shareholders shall have delivered to HomeSeekers.com (i) copies of the HPI Articles of Incorporation, Bylaws, and any other Charter Documents as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors and Shareholders authorizing the transactions contemplated by this Agreement, (iii) a certificate of good standing issued by the Secretary of State of the State of Indiana as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of HPI as being true, correct and complete; and (iv) the stock books, stock ledgers, minute books, and corporate records and seals of HPI.

         9.7 Consents. The Shareholders shall have received and delivered to HomeSeekers.com any consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of HPI and the Shareholders from any person from whom such consent or waiver is required under any Contract to which the Shareholders, HPI or the Assets are bound as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law; provided, however, Shareholders shall not be required to obtain and deliver any consent or waiver of rights from HNB.

         9.8 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of HomeSeekers.com, makes it inadvisable to proceed with the transactions contemplated hereby.

         9.9 Due Diligence Review. HomeSeekers.com shall have completed its due diligence review of HPI, the Assets and the business pursuant to Section 6.6, and shall be satisfied with the results of such review and assessment.

         9.10 Employment Agreement. Mr. Holloway shall have delivered to HomeSeekers.com the executed Employment Agreements in the form set forth in
Exhibit 6.11.

         9.11 Lien Releases. All Liens encumbering or otherwise affecting the Business or the Assets shall have been released in form and substance acceptable to HomeSeekers.com or shall remain in existence with the express written approval of HomeSeekers.com. All liens of HNB affecting the Business or the Assets and all liens, security interests and encumbrances listed on Exhibit 4.18 may remain in existence; this provision of this Section 9.11 constitutes the written approval of HomeSeekers.com as to such liens, security interests and encumbrances described herein.

         9.12 Opinion of Counsel. HomeSeekers.com shall have received an opinion dated as of the Closing Date, from counsel to the Shareholders in form set forth in Exhibit 9.12.

         9.13 Releases. At the Closing, Shareholders and such of their Affiliates as may be designated by HomeSeekers.com shall deliver to HomeSeekers.com a release in such form as is reasonably satisfactory to HomeSeekers.com, releasing all claims against HomeSeekers.com and HPI up to and including the Closing Date, other than with respect to obligations of HomeSeekers.com under this Agreement.

         9.14 Securities Laws. HomeSeekers.com shall have received all necessary consents and otherwise complied with any securities laws applicable to the issuance of HomeSeekers.com Shares in connection with the transactions contemplated hereby.

SECTION 10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS.
 The obligations of the Shareholders are subject to the following conditions:

         10.1 Tender of Stock. There shall be tendered for exchange by HomeSeekers.com on or before the Closing Date, certificates representing the HomeSeekers.com Shares specified in Section 1.2 of this Agreement.

         10.2 Accuracy of Representations and Warranties. The representations and warranties of HomeSeekers.com contained in this Agreement shall be true as of the Closing Date with the same force and effect as though made at that time, and HomeSeekers.com shall execute and deliver to the Shareholders a certificate to that effect in form and substance satisfactory to counsel for the Shareholders.

         10.3 Compliance with Obligations. HomeSeekers.com shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, and HomeSeekers.com shall execute and deliver to the Shareholders a certificate to that effect in form and substance satisfactory to counsel for the Shareholders.

         10.4 Employment Agreement. HomeSeekers.com shall have delivered to the Shareholders an executed Employment Agreement between HomeSeekers.com and Mr. Holloway in the forms set forth in Exhibit 6.11.

         10.5 Certified Resolutions. HomeSeekers.com shall have delivered to the Shareholders certified resolutions of HomeSeekers.com's Board of Directors authorizing the execution and performance of this Agreement and all actions to be taken by HomeSeekers.com under this Agreement.

         10.6 Opinion of Counsel. The Shareholders shall have received an opinion dated as of the Closing Date, from counsel to HomeSeekers.com in form set forth in Exhibit 10.6.

SECTION 11.  SECURITIES LAW MATTERS.

         11.1 Registration. HomeSeekers.com shall effect, within 135 days of the Closing Date, the registration under the Securities Act of 1933 of all shares issued by HomeSeekers.com pursuant to this Agreement.

         11.2 Expenses of Registration. HomeSeekers.com shall pay all expenses incurred by HomeSeekers.com in connection with the registration, qualification and/or exemption of HomeSeekers.com Shares, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of HomeSeekers.com 's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by HomeSeekers.com in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectuses contained therein. HomeSeekers.com shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any Shareholder of any of HomeSeekers.com Shares or any fees or expenses of counsel to the Shareholders.

         11.3 Furnishing of Documents. HomeSeekers.com shall furnish to the Shareholders such reasonable number of copies of the registration statement, such prospectuses as are contained in the registration statement and such other documents as the Shareholders may reasonably request in order to facilitate the offering of HomeSeekers.com Shares.

         11.4 Amendments and Supplements. HomeSeekers.com shall prepare and promptly file with the SEC, and promptly notify the Shareholders of the filing of, such amendments or supplements to the registration statement or prospectus contained therein as may be necessary to correct any statements or omissions in the registration statement or such Prospectus, if, at any time when a prospectus relating to HomeSeekers.com Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such registration statement or prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that HomeSeekers.com shall be entitled to delay any such filing if HomeSeekers.com determines that such filing would impede, delay or interfere with any significant financing, acquisition or other transaction involving HomeSeekers.com or require disclosure of material information which HomeSeekers.com has a bona fide business purpose for preserving as confidential and the Shareholders agree to discontinue use of the prospectus until such filings have been made. HomeSeekers.com shall also advise the Shareholders promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

         11.5 Furnishing of Information. Each Shareholder shall furnish, as a condition to HomeSeekers.com's obligations hereunder to such Shareholder, to HomeSeekers.com such information regarding himself or herself as HomeSeekers.com may reasonably request and shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         11.6 Disposition of Shares. The Shareholders agree not to sell, transfer or otherwise dispose of any HomeSeekers.com Shares, except pursuant to
(a) an exemption from the registration requirements under the Securities Act, which does not require the filing by HomeSeekers.com with the SEC of any registration statement, offering circular or other document, in which case, each such selling or transferring Shareholder shall first supply to HomeSeekers.com an opinion of counsel (which counsel and opinions shall be reasonably satisfactory to HomeSeekers.com) that such exemption is available, or (b) an effective registration statement filed by HomeSeekers.com with the SEC under the Securities Act.

         11.7 Legends. The certificates representing HomeSeekers.com Shares shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE SHAREHOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

HomeSeekers.com may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

SECTION 12.  DEFINITIONS.

         12.1 Defined Terms. As used herein, the following terms shall have the following meanings:

                  (a) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

                  (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (e) "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  (f) "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  (g) "Material Adverse Change (or Effect)"means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects of HPI which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

                  (h) "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  (i) "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

                  (j) "SEC" means the Securities and Exchange Commission.

                  (k) "Securities Act" means the Securities Act of 1933, as amended.

                  (l) "Shareholder Transaction Fees"means all legal, accounting, tax, consulting, appraisal and financial advisory and other fees and expenses, including any transfer taxes, fees and expenses and the cost of title insurance and surveys, incurred, paid, or payable by the Shareholders in connection with the transactions contemplated hereby.

                  (m) "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

                  (n) "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         12.2     Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

SECTION 13.  TERMINATION.

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing;

                  (b) by HomeSeekers.com in the event of a material breach by the Shareholders of any provision of this Agreement; or

                  (c) by the Shareholders in the event of a material breach by HomeSeekers.com of any provision of this Agreement; or

                  (d) by HomeSeekers.com or the Shareholders if the closing shall not have occurred by June 10, 1999.

         13.2 Effect of Termination. Except as provided in Section 7 and except for the provisions of Section 6.4, in the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 14.  GENERAL PROVISIONS.

         14.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      if to HomeSeekers.com:

                           HomeSeekers.com, Incorporated
                           2241 Park Place, Suite E
                           Minden, NV 89423
                           Attn: Greg Johnson, Chairman/CEO
                           Telephone:  (775) 782-2977
                           Telefacsimile: (775) 782-2934

         with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone: (775) 829-7800
                           Telefacsimile: (775) 829-0511

                  (b)      if to the Shareholders:

                           Steven H. Holloway and Jacqueline J. Holloway 1132 South Rangeline Road, Suite 102
                           Carmel, IN 46032
                           Telephone: (317) 846-2898
                           Telefacsimile: (317) 574-9525

                           with a copy to:

                           Hall, Render, Killian, Health & Lyman, P.S.C. Suite 2000, Box 82064, One American Square Indianapolis, Indiana 46282
                           ATTN: Douglas P. Long
                           Telephone: (317) 633-4884
                           Telefacsimile:   (317) 633-4878

         14.2 Entire Agreement. This Agreement (including the exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The exhibits constitute a part hereof as though set forth in full above.

         14.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The Shareholders hereby agree to pay any and all taxes, including sales and/or use taxes, which may become due and owing as a result of the completion of the transactions contemplated hereby.

         14.4 Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         14.5 Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Shareholders without the prior written consent of HomeSeekers.com.

         14.6 Counterparts; Telefacsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement may be delivered by telefacsimile, and delivery of executed telefacsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a telefacsimile copy was forwarded.

         14.7 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit, action or proceeding arising out of, or with respect to, this Agreement shall be filed in a court of competent jurisdiction within the County of Douglas, State of Nevada or in the U.S. District Court for the District of Nevada, Northern Division. The parties hereby consent to the personal jurisdiction of such courts within the County of Douglas, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division. The parties hereby waive any objections to venue in such courts within Douglas County, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division.

         14.8 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties.

         14.9 Attorneys' Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

         14.10 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceability or illegality shall not affect any other provisions of this Agreement.

         14.11 Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, limit the scope, extent or intent of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                         HOMESEEKERS.COM INCORPORATED, a
                                         Nevada corporation


                                         By: /s/ Doug Swanson
                                             -------------------------------
                                             Name: Doug Swanson
                                                   ------------

                                             Title: Vice Chairman
                                                    -----------------------

                                             SHAREHOLDERS:


                                             /s/ Steven H. Holloway
                                             -------------------------------
                                             Steven H. Holloway


                                             /s/ Jacqueline J. Holloway
                                             -------------------------------
                                             Jacqueline J. Holloway